September 9, 2005

VIA SEDAR

B.C. Securities Commission

PO Box 10142, Pacific Centre

701 West Georgia Street

Vancouver, BC

V7Y 1L2

Dear Sirs/Mesdames:

Re:

Cardero Resource Corp. (the “Company”)

-

“Geological Valuation Report of the Pampa de Pongo Property, Arequipa Department, Caraveli Province, Peru

Pursuant to the above-noted technical report which is filed herewith, we wish to bring your attention to Appendices 1 and 2 as well as the ‘maps in pocket’ of this report.   This documentation has not been included in the SEDAR version of this report as it was taken directly from a report previously filed on SEDAR on June 7, 2005 the “Amended Geological Report on the Pampa de Pongo Property, Department of Arequipa, Caraveli Province, Peru” by G.D. Belik dated March 22, 2005.  Complete copies of both reports can be viewed in our offices Monday – Friday between the hours of 8:00 a.m. and 4:30 p.m.

If you have any questions or require additional documentation, please contact the undersigned.

Yours truly,

CARDERO RESOURE CORP.

“M.K. Ritchie” (signed)

Marla K. Ritchie

Corporate Secretary

/mkr